Exhibit 99.1

OneSource Board of Directors Forms Special Committee to Evaluate
Strategic Options and Adopts Shareholder Rights Plan

    CONCORD, Mass.--(BUSINESS WIRE)--Oct. 6, 2003--OneSource Information Services, Inc. (NASDAQ: ONES) announced today that its Board of Directors has formed a special committee of outside independent directors to evaluate OneSource's strategic options to maximize shareholder value. The special committee has engaged Morgan Stanley & Co. and Portico Capital Securities LLC to assist it in this review. The special committee will review potential strategic options available to the Company and the recent unsolicited letter from ValueAct Capital L.P. expressing an interest in an acquisition of OneSource. ValueAct currently holds approximately a 32% ownership interest in OneSource, according to its most recent SEC filing.
    OneSource also announced today that its Board of Directors adopted a Shareholders Rights Plan designed to enhance the Board's ability to provide for fair and equal treatment for all OneSource shareholders. The adoption of a Rights Plan is intended to guard against any potential takeover tactics that are designed to gain control of OneSource without paying all shareholders a full and fair value or are otherwise not in the best interest of the shareholders of OneSource.
    Under the Plan, each common shareholder at the close of business on October 6, 2003 will receive a dividend of one right for each share of Common Stock held. Each right entitles the holder to purchase from OneSource one one-thousandth of a share of a new series of participating Preferred Stock at an initial purchase price of $32.50. The rights will become exercisable and will detach from the Common Stock a specified period of time after any person has become the beneficial owner of 15% or more of OneSource Common Stock or commenced a tender or exchange offer which, if consummated, would result in any person becoming the beneficial owner of 15% or more of the Common Stock.
    If any person becomes the beneficial owner of 15% or more of OneSource Common Stock, each right will entitle the holder, other than the acquiring person, to purchase for a number of shares of capital stock of OneSource having a value of twice the purchase price.
    If, following an acquisition of 15% or more of OneSource Common Stock, OneSource is involved in certain mergers or other business combinations or sells or transfers more than 50% of its assets or earning power, each right will entitle the holder to purchase for the purchase price common stock of the other party to such transaction having a value of twice the purchase price.
    At any time after a person has acquired 15% or more (but before any person has acquired more than 50%) of the Company's Common Stock, OneSource may exchange all or part of the rights for shares of Common Stock at an exchange ratio of one share of Common Stock per right.
    The Plan "grandfathers" ValueAct and its affiliates as long as they do not acquire beneficial ownership of more than 35% of the Common Stock.
    OneSource may redeem the rights at a price of $0.001 per right at any time prior to the time that any person becomes the beneficial owner of 15% or more of its Common Stock. The rights will expire on October 6, 2013, unless earlier exchanged

    About OneSource Information Services, Inc.

    OneSource, a recognized leader in business information solutions, delivers unparalleled company, executive, and industry intelligence that make business professionals more effective and productive in completing their critical daily tasks. OneSource is headquartered in Concord, MA, with offices located in North America, Europe, and the Pacific Rim. Company and product information are available at www.onesource.com.

    CONTACT: OneSource Information Services, Inc.
             Investor Contact:
             Roy Landon, 978-318-4377
             Roy_Landon@onesource.com